[This document has been translated from Chinese to English]

Project Financing Agreement

Entrusted Lenders:

Tianjin Cube Xindao Equity Investment Fund Partnership (Limited Partnership)

Tianjin Cube Xinde Equity Investment Fund Partnership (Limited Partnership)

Tianjin Cube Xinren Equity Investment Fund Partnership (Limited Partnership)

Tianjin Cube Xinyi Equity Investment Fund Partnership (Limited Partnership)

Registered Address:

Room J314-317, 3rd floor, Building 6, Binhai Financial Street, 52 Xincheng West Road of TEDA.

Borrower：

Xi’an Xinxing Real Estate Development Co., Ltd.

Registered Address:

9 South Baqiao, Baqiao District, Xi’an

Whereas:

1.
 The Entrusted Lenders agree to lend a two hundred million yuan (RMB ¥ 200,000,000.00) Entrusted Loan (the “Loan” or “Entrusted Loan”) to the Borrower through China Construction Bank Co., Ltd. (Shaanxi Branch) (hereinafter referred to as the “Lending Bank”) for the purpose of Project Baqiao A and Baqiao B in Baqiao District Xi’an on the terms and conditions of this agreement (the “Agreement”).

2.
 The Borrower agrees to accept the foresaid Loan provided by the Entrusted Lenders through the Lending Bank on the terms and conditions of this Agreement.  As to relevant matters regarding the Loan, the Entrusted Lenders and the Borrower agree as follows:

Terms:
Article 1:  Definitions and Interpretations
1.	Definitions

Unless the context provides otherwise, the relevant terms of this Agreement shall be explained in accordance with the following definitions:

a)	“PRC” or “China” shall mean the People’s Republic of China (but not including Hong Kong SAR, Macao SAR and Taiwan);

b)	“Renminbi” and “RMB” shall mean Renminbi, the lawful currency of China;

c)	“Yuan” shall mean Renminbi yuan;

d)	“Baqiao Area” shall mean the Baqiao District, Xi’an, Shaanxi;

e)
“Baqiao District Land and Housing Management” shall mean the Bureau of Land Resources, the Housing Authority or other authorized agency responsible for the registration and management of land and housing property in the Baqiao District, Xi’an, Shaanxi;

f)
“Land Use Right Certificate of Project Baqiao A and B” shall mean the land use right certificate to approximately 180 acres of coastal land in Bahe, Baqiao District Xi’an, Shaanxi Province. The land will be acquired by the Borrower in 2011 through bidding and auction;

g)
“Suo Di-Owned Land use Right Certificate” shall mean the land certificate named Changan collective use 2000 No. 2 land permit which relates to the land use right and the buildings on the ground collectively owned by Xi’an Suo Di Trading Limited Company in Changan County, Xi’an;

h)
“Junjingyuan Phase II Commercial Estate” shall mean the buildings on the commercial land of Junjingyuan Phase II with the land certificate number Xi Xin land for state use (2008) No. 282, the certificate of title of which is attached hereto as a schedule;

i)
“Project Baqiao A and B” shall mean the overall real estate development projects involving the high-level, small multi-storey high-rise and garden houses and other buildings developed on the 180 acres of land along the Bahe, Baqiao District, Xi’an, Shaanxi Province;

j)	“Controlling shareholder” shall mean the Borrower’s investors, China Housing and Land Development Co., Ltd.;

k)
“Entrusted Loan” shall mean the two hundred million yuan (RMB ¥ 200,000,000.00) Entrusted Loan provided by the Entrusted Lenders to the Borrower through China Construction Bank Corporation Shaanxi Branch for the purpose of Project Baqiao A and Baqiao B in Xi’an;

l)	“Lending Bank” shall mean China Construction Bank Corporation Shaanxi Branch;

m)
“Entrusted Loan Agreement” shall mean the agreement reached by Entrusted Lenders, Lending Bank and Borrower based on this Agreement regarding the two hundred million yuan (RMB ¥ 200,000,000.00) Entrusted Loan provided by the Entrusted Lenders to the Borrower through China Construction Bank Corporation Shaanxi Branch for the purpose of Project Baqiao A and Baqiao B in Xi’an. The loan will be used strictly for the purpose specified in Article 3, 1 of this Agreement, and shall not be used for other purposes;

n)
“Entrusted Loan Agreement and the Related Loan Documents” shall mean the Entrusted Loan Agreement, this Agreement, the Project terms of Xi’an Xinxing Real Estate Development Limited, financial consultancy agreements as well as the state-owned land use rights related to the Entrusted Loan Agreement and all the buildings that are built, under construction, or to be built, and all appurtenances mortgage contracts, equity pledge contracts, guarantee contracts, regulatory agreements, commitment letters and other documents related to the Loan, recognized by the Entrusted Lenders and agreed by one party or both parties via written consent, including amendments and supplements made from time to time; depending on the context, “Entrusted Loan Agreement and the Related Loan Documents” may refer to any of the above documents related to the Entrusted Loan Agreement;

o)
“Agreement” shall mean, unless expressly provided otherwise by both Parties, this Agreement and any documents after amendment, expansion, update, replacement and supplement any time by any method in accordance with relevant provisions and with written consent of both Parties;

p)
“Financial Advisor Agreement” shall mean the agreement on the financial advisor service provided by the Entrusted Lenders Tianjin Qiaobo Xindao Equity Investment Fund Partnership (Limited Partnership) , Tianjin Qiaobo Xinde Equity Investment Fund Partnership (Limited Partnership) , Tianjin Qiaobo Xinren Equity Investment Fund Partnership (Limited Partnership) , Tianjin Qiaobo Xinyi Equity Investment Fund Partnership (Limited Partnership) regarding the Loan provided by the Entrusted Lenders to the Borrower;

q)
“Consulting Fees for Late Payment” shall mean the consulting fees paid by the Borrower to the Entrusted Lenders or other companies nominated by the Entrusted Lenders due to the Borrower’s failing to timely pay any due amount set out in this Agreement, the Entrusted Loan Agreement or other relevant loan documents;

r)
“Real Estate Mortgage Agreement” shall mean the agreement under which the Borrower mortgages the land use right under the “Suo Di-owned Land Use Right”, “Project Baqiao A and B Land Use Certificates” and the first priority mortgage right under the “Junjingyuan Phase II Commercial Estate” to the Entrusted Lenders and the Lending Bank;

s)
“Guarantee Agreement” shall mean the joint guarantee agreement provided by the Borrower’s actual controller Mr. Lu Pingji and the controlling shareholder China Housing and Land Development Co., Ltd. to the Entrusted Lenders;

t)
“Share Pledge Agreement” shall mean the share pledge agreement under which the shares of Wei Xun Holdings Limited held by China Housing and Land Development Co., Ltd., the shares of the parent company Hong Kong Zhike Ltd held by Wei Xun Limited, and the shares of Xi’an Suo Di Trading Limited Company held by Xi’an Xinxing Real Estate Development Ltd through its subsidiary Xi’an Xinxing Estate Management Ltd. that are pledged to the Entrusted Lenders;

u)	“Receivables Pledge Agreement” shall mean the agreement under which the Borrower guarantees the Entrusted Lenders with all the present and future receivables of Project Baqiao A and B;

v)
“Supervision Agreement” shall mean the Financial Supervision Agreement signed by the Entrusted Lenders and the Borrower, under which the Borrower agrees to supervise together with the Entrusted Lenders the income and expense of the Borrower’s commercial real estate sales during the Entrusted Loan period;

w)	“Commitment Letter” shall mean the written document provided by Mr. Lu Pingji, Mr. Feng Xiaohong and Mrs. Lu Jing regarding the commitment not to resign within the Entrusted Loan period;

x)	“Bank Business Day” shall mean a business day of commercial banks in China (except Saturdays, Sundays and public holidays);

y)	“Withdrawal Date” shall mean the date on which the Borrower withdraws the Loan within the period of Loan;

z)	“Withdrawal Notice” shall mean the withdrawal notice issued by the Borrower in the format specified by the Lending Bank;

aa)	“Asset Assessment Institution” shall mean independent asset assessment institutions recognize by the entrustees;

bb)
“Escrow Account” shall mean RMB account at the Lending Bank or the bank nominated by the Lending Bank opened and kept by or to be opened and kept by the Borrower to keep related sales revenue of the Borrower or other accounts agreed on by the Borrower, the Entrusted Lenders and the Lending Bank;

cc)
“Sales Revenue” shall mean all the amount (including but not limited to the sales price, down payment, liquidated damages or compensation, etc.) that the purchaser shall pay the Borrower on the terms of the commercial housing sale contracts between the purchaser and the Borrower in the process of the purchaser’s buying the Borrower’s commercial houses of Baqiao A and B;

dd)
“Debt” or “liability” shall mean the responsibilities to make payment or repayment by the Borrower (whether present or future, actual or potential debt secured or unsecured, as the primarily liable debtor or as guarantor of the commitment) for all the borrowing and debt;

ee)
“Events with Material Adverse Effect” shall mean, according to the Entrusted Lenders’ understanding, (1) the events that have material adverse effect on the finances, assets or business conditions of the Borrower or the controlling shareholder or affiliated companies of the Borrower; or (2) the events that have material adverse effect on the Borrower’s or its controlling shareholders’ capacity to perform under this Agreement, the Entrusted Loan Agreement and the relevant Loan documents;

ff)
“Taxes” shall mean all kinds of taxes, fees or deductions imposed, collected, withheld or made paid in advance by the Chinese state and local tax authorities or other institutions at present or in the future (including any amount due to non-payment or delayed payment or non-delivery or late submission of any of tax returns above mentioned);

gg)	“Event of Default” shall mean any of the events listed in Article 16.

2.	Headings and Provisions

The headings of this Agreement are for ease of understanding of the agreement and do not affect the interpretation of this Agreement. Unless otherwise provided, the terms, paragraphs, schedules and annexes mentioned in this Agreement means the terms, paragraphs, schedules and annexes of this Agreement.

3.	Laws

The laws referred to in this Agreement shall include the laws formulated, amended, expanded or revised by the Chinese National People’s Congress and its Standing Committee; Supreme People’s Court’s issued judicial interpretations; local regulations enacted by local people’s congress.  Unless the law expressly provides otherwise regarding the modification, expansion revision, expansion or revision, the law does not have retroactive effect.

4.	Plural and Gender

Unless the context has different requirements, singular words in this Agreement contain plural meanings and vice versa; words of a gender include the other gender.

5.	Receiver and Assignee

Any party referred to by this Agreement shall include their respective receiver, assignee (whether due to merger or consolidation or other reasons) and successors.

Article 2:  Amount and Term of Entrusted Loan

1.	Entrusted Loan principal

According to the terms and conditions of this Agreement, the Entrusted Loan Agreement and the Related Loan Documents, and the statements, guarantees, agreements, representations, commitments and warranties made by the Borrower in this Agreement, the Entrusted Loan Agreement and the Related Loan Documents, the Entrusted Lender agrees to entrust the Lending Bank to provide Borrower with RMB two hundred million Yuan (RMB ¥ 200,000,000.00) for the purpose of Project Baqiao A and B.

2.	Term

The term of the Entrusted Loan is twelve (12) months, see the specific starting and ending time set out in the Entrust Loan Agreement.

Article 3：Loan Purposes

1.	Entrusted Loan Purposes

The Entrusted Lenders agrees that the Entrusted Loan shall only be used for Project Baqiao A and B, including acquiring the land of Project Baqiao A and B and paying for the project fees and other development fees, and can be used for other projects and purposes with the consent of the Entrusted Lenders if specific conditions are satisfied, but the amount used for Project Baqiao A and B shall not be less than RMB one hundred fifty million yuan (RMB 150,000,000).

For the above project, the Borrower’s contribution shall not be less than RMB two hundred million yuan (RMB ¥ 200,000,000.00).  If more fundings are needed, the Borrower is obliged to supplement the fund.

2.	The Use of the Entrusted Loan

The Borrower shall use this fund in accordance with the terms and conditions of the Entrusted Loan Agreement between the Borrower and the Entrusted Lenders, in addition, the Entrusted Lenders will entrust officers to check the actual use of the Loan.

Article 4： Prerequisites for the Entrusted Loan

1.	Prerequisites

The prerequisites of the Entrusted Lenders’ providing the Borrower with the Entrusted Loan in accordance with the terms and conditions of this Agreement, the Entrusted Loan Agreement and Related Loan Documents is that:

a)
The Borrower provides the Entrusted Lenders and the Lending Bank with all the documents listed in the schedule to this Agreement three (3) bank business days prior to the withdrawal date, and the Entrusted Lenders and the Lending Bank are satisfied with the form, contents and signatures of these documents;

b)
The conditions of the grant of the Entrusted Loan is fulfilled.  But the mortgage / pledge shall not affect the real estate sale of the Borrower, in case of occurrence of adverse effects, without prejudice to the interests of the Entrusted Lenders. The Entrusted Lenders and the Lending Bank have the duty to support the Borrower to satisfy the conditions of sales.

2.	Exemptions to the Prerequisites

If the Borrower fails to provide documents in accordance with the first paragraph of this article, the Entrusted Lenders do not have to provide the Borrower with the Entrusted Loans or perform any duty under this Agreement, the Entrusted Loan Agreement and Related Loan Documents, but the Borrower shall undertake all payment obligations under Article 18 of this Agreement.

The Entrusted Lenders are entitled to exempt or waive all or part of the rights prescribed in paragraph one of this article, which does not affect any right of the Entrusted Lenders under this Agreement, the Entrusted Loan Agreement and Related Loan Documents.

Article 5： The Grant of the Entrusted Loan

1.	Condition and Time of The Grant of the Entrusted Loan

After the security measures in Article 12 (1) - (c) item, (2), (3) and (4) come into effect, the time for the Borrower to withdraw the Entrusted Loan is five (5) bank business days after the beginning of the Entrusted Loan term specified by the Entrusted Loan Agreement.

2.	Withdrawal Notice

Three (3) bank business days before the withdrawal of the Borrower, under the condition of the Borrower’s complying with the terms and conditions of this Agreement, the Entrusted Loan Agreement and Related Loan Documents, the Borrower must submit to the Lending Bank an original withdrawal notice that the Lending Bank approves of which is filled out and signed by the Borrower and states the date, amount, purpose and payment method that the Borrower intends to withdraw.

3.	The withdrawal of the Entrusted Loan

Under the prerequisite of the Borrower’s complying with the terms and conditions of this Agreement, the Entrusted Loan Agreement and Related Loan Documents, the Borrower shall withdraw the Entrusted Loan on any bank business day within the Entrusted Loan withdrawal period at one time. After the Borrower withdraws the Entrusted Loan, it shall circulate the loan in accordance with the Entrusted Loan Circulation Agreement between the Borrower and the Entrusted Lenders.

4.	The Withdrawal Notice is Not Revocable

Unless this Agreement, the Entrusted Loan Agreement and Related Loan Documents provide otherwise, the withdrawal notice submitted by the Borrower is not revocable, and the Borrower shall withdraw in compliance with the withdrawal notice.

5.	The Indemnity of the Cancelation of the Withdrawal

For any reason, if the Borrower cancels the withdrawal of the Entrusted Loan after submitting the original withdrawal notice, the Borrower shall indemnify the Entrusted Lenders for the economic loss and fees caused by reorganizing relevant funds.

Article 6： The Interest Rate and Interest of the Entrusted Loan

1.	The Interest Rate of the Entrusted Loan

The Borrower agrees that the annual interest rate of the Entrusted Loan is 9.6% (the monthly interest rate is 0.8%). The Borrower agrees to pay the interest of the Entrusted Loan in accordance with this provision.

2.	Fixed Rate

The interest rate of the Entrusted Loan is fixed and does not change as the People’s Bank of China adjust the interest rates of deposits and loans of financial institutions in China within the term of the Entrusted Loan.

3.	Payment of the Interest

The Borrower shall pay the Entrusted Lenders the interest of the Entrusted Loan in accordance with the loan contribution proportion under the provisions of Article 1 hereto.

4.	Time to Pay the Interest

Within the term of the Entrusted Loan, the Borrower shall pay the interest to the Entrusted Lenders on the monthly interest settlement date after the withdrawal date. (If the withdrawal date is Feb 1, 2011, the Borrower shall pay the interest to the Entrusted Lenders on the monthly interest settlement date after the withdrawal date until the end of the term of the Entrusted Loan.)

If the date to pay the monthly interest is not a bank business day (Saturdays, Sundays and public holidays), the monthly interest is not adjourned, while the payment of the interest is postponed.

5.	Delay Interest

If the Borrower fails to pay any amount on time under this Agreement, the Entrusted Loan Agreement and Related Loan Documents (including but not limited to Entrusted Loan principal, interest, handling fee, taxes or other payment), the Borrower shall pay the delay interest for the total delayed amount from the due date to the actual payment date, and the delay interest rate shall be 0.04% (14.4% per year) per day of the delayed amount. Meanwhile, the Borrower shall pay the delay payment consulting fee to the Entrusted Lender or other companies nominated by the Entrusted Lenders, the amount of which shall be calculated in 0.032% per day of the total delayed amount.

Article 7： Repayment of the Entrusted Loan

The Borrower shall, from the next month of the withdrawal date (if the withdrawal date is Feb 1, 2011, the Borrower shall from March 1, 2011), transfer not less than 30% of the sales of cash back from Project Baqiao A and B to the bank account designated by the Entrusted Lenders to repay the principal within five (5) business days.

If the Borrower’s sales on Project Baqiao B does not reach the target set by both Parties in any month (see “5” of Article 14), the Entrusted Lender is entitled to request that the above mentioned repayment rate be increased from 30% to 50%.

Meanwhile the Borrower shall pay the Entrusted Lender and the Lending Bank

Article 8:  Repayment in advance

1.	Repayment in advance

Within nine (9) months from the withdrawal date, the Borrower may at any time repay all or part of the Entrusted Loan in advance. On the repayment day, the Borrower shall pay the accrued interest of the Entrusted Loan and any due or outstanding amount under this Agreement, the Entrusted Loan Agreement and Related Loan Documents, meanwhile, the Borrower shall pay the Entrusted Lenders the fee for repayment in advance which equals to 10% of the amount repaid in advance.

The Borrower may repay the Entrusted Loan in advance any time nine (9) months after the Borrower’s withdrawal, and the Borrower does not need to pay the Entrusted Lenders any fee for repayment in advance.

2.	The Repayment in Advance is not Revocable

The notice of any repayment in advance from Borrower to the Entrusted Lenders and the Lending Bank is not revocable, and the Borrower shall repay in advance in accordance with the notice.

Article 9:  The Extension of the Entrusted Loan

After the Expiration of the Entrusted Loan, according to the application of the Borrower, the Entrusted Loan can be extended for six (6) months, and the Borrower, the Entrusted Lenders and the Lending Bank shall sign a supplemental agreement which covers the matters of the deferral of the Entrusted Loan.

The Borrower shall make written application for deferral of the Entrusted Loan to the Entrusted Lenders and the Lending Bank thirty (30) days prior to the expiration of the Entrusted Loan, and the Entrusted Lenders shall decide based on their own situations whether to agree to the deferral application of the Borrower within five (5) business days of receiving the deferral application from the Borrower.

Article 10： Taxes Matters

1.	Legal Restrictions, Taxes and withholding

All taxes and fees, except those expressly agreed in this Agreement and the Entrusted Loan Agreement, shall be undertaken by the Entrusted Lenders, the Lending Bank, the Borrower respectively in accordance with the relevant laws, regulations and policies. The Borrower’s payment of any amount to the Entrusted Lenders (or the Lending Bank) on the terms and conditions in the Entrusted Loan Agreement and relevant loan documents shall not be restricted by any law.

2.	Extra Payment

As to any amount to be paid by the Borrower to the Entrusted Lender (or the Lending Bank) under this Agreement, the Entrusted Loan Agreement and Related Loan Documents, if the Borrower (or any other person) shall deduct or withhold relevant taxes from it as required by law, or if the Entrusted Lenders (or the Lending Bank) shall deduct or withhold from the received amount as required by law, the Borrower shall:

a)	notify the Entrusted Lenders (or the Lending Bank) as soon as possible;

b)
Within thirty (30) days after the payment of any deducted or withheld amount, submit to the Entrusted Lenders (or the Lending Bank) a certificate proving the payment of the above mentioned deductions, withholdings or the payment by other institutions of the above mentioned amount satisfactory to the Entrusted Lenders (or the Lending Bank).

Article 11:  Discovery of Illegality

If the Entrusted Lenders at any time discover the gathering or keeping of all or part of the Entrusted Loan, or the performance of all or part of the obligations under this Agreement, the Entrusted Loan Agreement and Relevant Loan Document may violate the prohibitive rules of law or prohibitive administrative orders of state organs, the Entrusted Lenders shall immediately inform the Borrower, meanwhile the Entrusted Loan shall expire immediately, and the Borrower shall immediately repay all the principal and interest of the Entrusted Loan. Other fees shall be undertaken by the Parties in accordance with this Agreement and the existing laws, regulations, and policies of China. The extra part of the paid financial advisor fee shall be refunded to Borrower by the Entrusted Lenders after re-calculation according to the time of usage of the loan and the proportion of the withdrew amount to the total amount of the loan.  If the above occurs, both Parties agree not to hold each other in breach of the agreement.

Article 12:  The Warrant of the Entrusted Loans

2.	The Warrant of the Agreement, the Entrusted Loan Agreement and the Financial Advisor Agreement

To ensure the security of the Entrusted Loan, the Borrower agrees to provide the Lending Bank with the land use right of the land of Project Baqiao A and B as mortgage, meanwhile the Borrower will assist the Entrusted Lenders to get the Share Pledge Agreement from Borrower’s parent company shareholder and Guarantee Agreement from the controlling shareholder of the Borrower and the affiliated companies. The Entrusted Lenders and the Borrower will sign the Supervisory Agreement, under which both Parties will jointly supervise the new sales revenue generated from Project Baqiao A and B by the Borrower within the term of the Entrusted Loan.

a)	Mortgage of the Borrower

i)
The Borrower agrees to mortgage on the state owned land use right as determined by the Land Use Right Certificate of Project Baqiao A and B, all the buildings that have been constructed, being constructed and will be constructed, and the appurtenance thereon shall be owned by the Lending Bank, as the mortgage of the Entrusted Loan.  The Borrower agrees that the Lending Bank, as entrusted by the Entrusted Lenders, shall be the mortgagee with first priority of the mortgage on the state owned land use right as determined by the Land Use Right Certificate of Project Baqiao A and B, all the buildings that have been constructed, being constructed and will be constructed, and the appurtenance thereon. The Borrower further agrees that no other mortgages will be created on the state owned land use right as determined by the Land Use Right Certificate of Project Baqiao A and B, all the buildings that have been constructed, being constructed and will be constructed, and the appurtenance thereon since commencement of the Entrusted Loan;

ii)	The company owned by the Borrower, Xi’an Suo Di Trading Co.,Ltd.(“Suo Di”), agrees to mortgage the Land Use Right Certificate owned by Suo Di to the Lending Bank;

iii)	The Borrower uses the “Junjinyuan Phase II Commercial Estate” as the mortgage of the Entrusted Loan.

The Borrower agrees that the Lending Bank, as entrusted by the Entrusted Lenders, shall be the mortgagee of first priority of the mortgages on Land Use Right Certificate owned by Suo Di and the “Junjinyuan Phase II Commercial Estate”. The Borrower further agrees that no other mortgages will be crated on the Land Use Right Certificate owned by Suo Di and the “Junjinyuan Phase II Commercial Estate” since commencement of the Entrusted Loan.

b)	Share Pledge of Shareholder of the Borrower

Wei Xun Holding Co., Ltd. (“Wei Xun”), the parent company of Hong Kong Zhi Ke Co., Ltd (“Zhi Ke”) which is the parent company of the Borrower, agrees that all the shares of Zhi Ke owned by Wei Xun shall be under pledge, and that all the shares of Zhi Ke owned by China Housing and Land Development Co., Ltd. shall be under pledge, and that all the shares of Suo Di owned by the Borrower’s wholly owned subsidiary, Xin Xing Property Management Co., Ltd., shall be under pledge. All the aforesaid pledges shall be the guarantees of the Entrusted Loan offered to the Borrower by the Entrusted Lenders. The terms and contents of the aforesaid pledges shall be determined by the Share Pledge Agreement entered into by and between the Entrusted Lenders with the Borrower, Wei Xun, and China Housing and Land Development Co., Ltd. respectively.

c)	Guarantee of the Actual Controller of the Borrower

The actual controller of the Borrower, Mr. Lu Jiping, agrees to provide the Principal with aguarantee of the Entrusted Loan provided by Entrusted Lenders to the Borrower. The terms and contents of the aforesaid guarantee shall be determined by the Guarantee Agreement entered into by and between the Entrusted Lenders and the actual controller of the Borrower.

d)	Guarantee of Other Affiliated Companies of the Borrower

Other affiliated company of the Borrower, China Housing and Land Development Co., Ltd., agrees to provide the Principal with the guarantee of the Entrusted Loan offered by the Entrusted Lenders to the Borrower. The terms and contents of the aforesaid guarantee shall be determined by the Guarantee Agreement entered into by and between the Entrusted Lenders and the said affiliated company.

e)	Pledge of Receivables

The Borrower offers warranties of the current and future receivables of Project Baqiao A and B to the Principal.  If the Borrower fails to fulfill the obligation, the Principal may choose one or more of the above guarantees to realize the debt.

3.
Entrusted Lenders and the Borrower will jointly supervise the newly increased sales revenue of the Borrower to assure that the Borrower repay the Entrusted Loan according to the schedule. The Borrower agrees that the Entrusted Lenders will jointly supervise the use of the newly increased sales revenue of the real estate development project as determined by the Land Use Right Certificate of Project Baqiao A and B of the Borrower during the term of the Entrusted Loan. Furthermore, the Entrusted Lenders shall enjoy the only right of supervision to all the bank accounts under which the aforesaid sales revenues are saved by the Borrower.  The said supervision shall be determined by the Supervision Agreement entered into by and between the Entrusted Lenders and the Borrower.

Article 13： Representations and Warranties

1.	The Borrower makes the following representations and warranties to the Entrusted Lenders:

a)
The Borrower is an independent legal person that possesses the necessary capacity to perform contractual obligations of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents and bear the civil liabilities in its own name; the terms and conditions of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents are the genuine intentions and expressions of the Borrower, and are binding upon the Borrower.

b)
The Borrower has the right to enter into the Agreement, the Entrusted Loan Agreement and other Related Loan Documents, and has obtained all the authorization and approval (including, without limitation, board resolution, shareholders’ resolution, filing, approval, consent, authorization, license, disclaimer, registration and acknowledgement, etc.) for entering into and performing the contractual obligations of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents

c)
The Borrower represents and guarantees to comply with the laws, and the Borrower’s entering into and performing the Agreement, the Entrusted Loan Agreement and other Related Loan Documents does not violate the laws, articles of association, the documents, judgment, decisions of relevant government agencies that the Borrower shall comply with, and neither does it contradict any other contracts, agreements signed by the Borrower and any other obligations undertaken by the Borrower.

d)
The Borrower represents and warrants that all the financial statements issued are in compliance with the applicable Chinese laws, accounting rules and principles, and that all financial statements are genuine, complete, and justly indicate the Borrower’s financial situation. The Borrower further represents and guarantees that all the documents, information, and profile of the Borrower in the Agreement, the Entrusted Loan Agreement and other Related Loan Documents are genuine, valid, accurate, complete, and nothing is concealed.

e)
The Borrower represents and warrants that all the debts of the Borrower and the affiliated companies at the time when the Agreement, the Entrusted Loan Agreement and other Related Loan Documents are concluded have been disclosed to the Entrusted Lenders; all the material facts and information that the Borrower has or should have knowledge of and which have an impact on the decision of the Entrusted Lenders regarding if or not to grant the Entrusted Loan have been disclosed to the Entrusted Lenders.

f)
Since issuance of the latest audited financial statements of the Borrower, the operations, businesses, assets, debts or other situations of the Borrower has not been substantially or materially adversely changed; meanwhile, neither the Borrower nor the affiliated company has or may have any material legal liability or any other debts that have not been withheld in the Borrower’s financial statements.

g)
The Borrower has the right to dispose of the collateral (state owned land use right and the buildings that have been or are being or will be constructed thereon and the appurtenance thereon) as provided by the Agreement, the Entrusted Loan Agreement and other Related Loan Documents entered into by the Borrower, and the Borrower does not create any other mortgages or rights on the collateral for the benefits of third parties.

h)
The Borrower represents and guarantees that it strictly complies with the applicable laws and regulations during operation, and carries on businesses strictly within the business scope as indicated in the Borrower’s business license or approved by the authority, and conducts the annual inspection process in a timely manner.

i)
The Borrower acknowledges and warrants that the Borrower has fully paid all the due taxes and expenses as prescribed by the state and local tax authorities at the time when the Agreement, the Entrusted Loan Agreements and other Related Loan Documents are entered into, and that delinquencies of taxes and expenses as prescribed by state and local tax authorities will not occur during entering into and performance of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents.

j)
The Borrower acknowledges and guarantees that delinquencies of employees’ salaries, medical insurance, disability and injury allowance, death benefits and compensation will not occur during entering into and performance of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents.

k)
The Borrower represents and warrants that there are no material violations or potential violations, or insolvency of the Borrower; the Borrower is not applying for or being applied for bankruptcy or in the process of bankruptcy, does not plan to reorganize debts with creditors; and there is not any pending litigation, arbitration or administrative procedures against the Borrower or the affiliated company, or the assets, businesses, financial situation of the Borrower or the affiliated company.

l)	The Borrower represents and guarantees that there is not any situations or facts that have or will have a material impact on the Borrower’s ability to perform its contractual obligations.

2.	The Borrower acknowledges that the Entrusted Lenders enter into the the Agreement, the Entrusted Loan Agreement and other Related Loan Documents by relying on the above representations and warranties.

Article 14： Promises of the Borrower

The Borrower hereby promises to the Entrusted Lenders: Unless obtaining the prior consent of the Entrusted Lenders in writing, before the Borrower repays all the Entrusted Loan and related expenses, the Borrower will comply with and complete the followings:

1.	Company Businesses

The Borrower will complete the registrations, filings and annual inspections in relation to the operation of the business of the company according to Chinese applicable laws and regulations, carry on and engage in the businesses to the extent permitted by the laws and regulations, and pay all the due taxes and expenses in a timely manner.

2.	Shareholder Report

The Borrower agrees that each formal report, notice and representation in relation to operation of Project Baqiao A and B that are delivered to each shareholder of the Borrower shall be delivered to the Entrusted Lenders at the same time.

3.	Accounting Books

The Borrower shall make and maintain accounting books for its business operations pursuant to Chinese accounting rules and principles. During the term of the Entrusted Loan, if prior and reasonable notice has been given, the Borrower will provide the Entrusted Lenders with relevant documents of the Borrower’s accounting books.

4.	Financial Information and Sales Documents

Upon request by the Entrusted Lenders, the Borrower agrees to provide the following financial information and sales documents with the Entrusted Lenders:

a)	Before execution of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents, the Borrower provides:

i)	Organization situation and audited financial report of the Borrower, its parent company and affiliated company;

ii)	Data of cash flow of the Borrower from October 2007 to November 2010, and plan of cash flow of the Borrower from December 2010 to December 2012;

iii)	Detailed information of the assets of the Borrower until October 2010, and whether there are any security guarantees, such as mortgages, etc;

iv)	Documents certifying that appropriate insurance has been purchased for Project Baqiao A and B;

b)	Upon execution of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents, the Borrower provides:

i)	Monthly financial statements of the Borrower during the term of the Entrusted Loan (Balance Sheet, Cash Flow Sheet and Income Statement);

ii)	All information of the supervised bank accounts and monthly bank statements for Project Baqiao A and B of the Borrower during the term of the Entrusted Loan;

c)	After execution of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents, the Borrower provides:

i)	Monthly sales report and photocopies of the monthly sales invoices of Project Baqiao A and B;

ii)
Reports of abnormal selling situations of Project Baqiao A and B: the lowest selling price of Project Baqiao A and B and the monthly lowest selling price shall be determined according to the table below:

RMB Yuan / m2	Monthly Lowest Price	Monthly Average Price
High Rise by River	7,500	9,000
Sub-High Rise	5,000	5,600
Garden House	6,000	7,500

If any price of Project Baqiao A and B is lower than the price above, the Borrower must notify the Entrusted Lenders in writing and obtain the approval of the Entrusted Lenders;

iii)
Report of special situations of business operations of the Borrower: during the term of the Entrusted Loan, if any of the following occurs:  for any single expense of more than RMB 1,000,000 which falls outside the scope of the budget verified by both parties in advance, or any monthly accumulated expense of more than RMB 3,000,000, the Borrower mush notify the Entrusted Lenders in writing and obtain the approval of the Entrusted Lenders;

iv)
For any matters requiring written approval of the Entrusted Lenders under this article, the Entrusted Lenders shall reply to the Borrower within three (3) working days of the written approval application (including application by way of email) by the Borrower. It shall be deemed as approved if the Entrusted Lenders have not replied within the three-day period.

d)	Other information and documents that the Entrusted Lenders may require the Borrower to provide according to the Agreement, the Entrusted Loan Agreement and other related agreements.

5.	Cash Flow of the Borrower during the Term of the Entrusted Loan

a)
The Borrower agrees to use all the disposable sales revenues (including revenues of presale) of the real estate development project as indicated in the Land Use Right certificate of Project Baqiao A and B as the source for the Borrower to repay the Entrusted Loan.

b)	The Borrower agrees to use the cash flow index in the table below as the financial index that the Borrower shall complete during the term of the Entrusted Loan.

Monthly cash in >90％; Monthly cash out for each item (project money, marketing expenses, taxes) ≤100%，are explained in the table below (Currency：RMB (Thousand Yuan))

After Entrusted Loan	Budget of Cash Out
First Month (Tentatively January, 2011）	322,365,600
Second Month	6,378,894
Third Month	7,277,518
Fourth Month	7,332,500
Fifth Month	25,138,093
Sixth Month	12,498,627
Seventh Month	32,854,966
Eighth Month	23,460,174
Ninth Month	62,921,542
Tenth Month	55,355,340
Eleventh Month	49,611,783
Twelfth Month	59,529,937
Thirteenth Month	46,268,126
Fourteenth Month	45,145,910
Fifteenth Month	80,051,088
Sixteenth Month	44,038,253
Seventeenth Month	46,583,339
Eighteenth Month	51,946,242

After Presale	Sales Cash Flow Target
Firth Month（Tentatively July, 2011）	RMB60,000,000
Second Month	RMB40,000,000
Third Month	RMB12,000,000
Fourth Month	RMB11,000,000
Fifth Month	RMB11,000,000
Sixth Month	RMB80,000,000
Seventh Month	RMB80,000,000
Eighth Month	RMB80,000,000
Ninth Month	RMB80,000,000
Tenth Month	RMB95,000,000
Eleventh Month	RMB90,000,000
Twelfth Month	RMB120,000,000

The figures above can be adjusted upon ratified by both parties.

c)
According to the actual situation of development of Project Baqiao A and B, the Entrusted Lenders agree that the cash flow data of the Borrower may be deviated from those as determined by the table above under this article. However, the cash sales revenue, cash out for each item, all the increasing amount of the payable accounts and cash out of the current month of the Borrower shall not exceed the floating proportion of the current month.

d)
According to the cash flow index determined by item (2) of this article, if the Borrower fails to achieve the stipulated index for two months consecutively, or the net cash flow index of the Borrower for two accumulated moths is lower materially than the stipulated index, the Entrusted Lenders may request the Borrower to provide other information of sources to repay the Entrusted Loan and have the right to stop payments out of all the bank accounts of Project Baqiao A and B.

e)	If the Borrower did not use or did not fully use the above expenditure amount, the un-used part may be used by the following month.

If the monthly cash in exceeds the above amount, the exceeding part, deducting the amount to repay the principal and interests and related expenses of the Entrusted Lenders, may be used to pay the construction investment of the project that falls outside of the plan.  Except for the expenditures paid by the Borrower according to item (2) of this article, the Borrower shall not incur other payables.

6.
The Borrower shall maintain the mortgage rate lower than 50% at any time. The Entrusted Lenders will carry out formal inspection during the end the fourth and the eighth month. Mortgage rate refers to the rate between the un-repaid principal and the value of the collateral that has not been sold or rented; the value of the collateral shall be determined according to the evaluation made by the independent appraisal institution as approved by the Entrusted Lenders. If the aforesaid provision is violated, the Borrower shall provide other collaterals that are under no mortgages and accepted by the Entrusted Lenders in order to maintain the mortgage rate lower than 50%. If the mortgage rate is higher than 50%, the Entrusted Lenders and the Lending Bank have full discretion to discharge the mortgage registration on the collateral that exceeds the mortgage rate.

7.	The Borrower promises that, unless agreed by the Entrusted Lenders, the assets-liabilities ratio of the Borrower shall not exceed 70%.

Article 15： Other Promises

The Borrower hereby promises to the Entrusted Lenders: Unless obtaining prior written consent of the Entrusted Lenders, before the Borrower repays back all the Entrusted Loan and related expenditures, the Borrower will not engage in the following:

1.	Contract Validity

Without written consent of the Entrusted Lenders, the Borrower will not engage in or agree to engage in any actions or nonfeasance that will render the Agreement, the Entrusted Loan Agreement and other Related Loan Documents invalid, revocable or unenforceable. The Borrower will take any steps necessary to keep the Agreement, the Entrusted Loan Agreement and other Related Loan Documents valid and binding.

2.	Other Mortgages

Unless otherwise provided by the Agreement and agreed by the Entrusted Lenders in writing, the Borrower will not create other mortgages, pledges, assignments or liens to third parties on the assets of Suo Di, Junjinyuan Phase II Commercial Estate and Project Baqiao A and B (including, and without limitation, the land use right and the buildings thereon under the Land Use Right Certificate owned by Suo Di, the Land Use Right Certificate of Junjinyuan Phase II Commercial Estate and the Land Use Right Certificate of Project Baqiao A and B).

3.	Other Borrowings

Unless otherwise provided by the Agreement and agreed by the Entrusted Lenders in writing, the Borrower will not make any lending against Project Baqiao A and B. However, the Borrower may borrow provided that nothing contradicts with the provisions of the Agreement, the Entrusted Loan Agreement and other Related Loan Documents.

4.	Assets Disposal

Without written consent of the Entrusted Lenders, the Borrower will not contract with or promise to any third parties to dispose, realize, sell, transfer, or waive part or all the assets (including the assets that the Borrower has or will have, regardless of via one single deal, or multiple affiliated or non affiliated deals, with or without consideration, at market price or not, at certain point of time or during a period of time) against Project Baqiao A and B;

5.	External Guarantee

Without written consent of the Entrusted Lenders, the Borrower will not provide any borrowing, advance expenditure, guarantee, promise or enter into any related contracts regarding Project Baqiao A and B with any third parties, or debts or legal liabilities of any third parties;

6.	Company Organization and Company Controlling

Without written consent of the Entrusted Lenders, the Borrower will not merge into or with any other companies, institutions, organizations or partnership; or take any steps for dissolution, bankruptcy, liquidation or suspension of business of the Borrower. Without written consent of the Entrusted Lenders, the Borrower will not consent to or approve any changes to the share structure, controlling power or assets of the Borrower;

7.	Changes to Registered Capital and Decision-Making Organ

Without written consent of the Entrusted Lenders, the Borrower will not reduce the registered capital in any way, directly or indirectly; or engage in any actions that will impact the controlling power of the Board of Directors or the Decision-Making Authority, except for the registered capital increasing that has been disclosed to the Entrusted Lenders before execution of the Agreement and that will be implemented;

8.	Changes to Business

Without written consent of the Entrusted Lenders, the Borrower will not make material changes or give up the businesses for development and management of real estate projects, or make any changes to the organizational structure or personnel that will impact the scale of the business of the Borrower;

9.	Allocation of Dividends

Without written consent of the Entrusted Lenders, the Borrower will not use the profits of Project Baqiao A and B to allocate dividends or assets to its shareholders or partners, or engage in any other actions of dividends allocation or shares realization;

10.	Purchase of Affiliated Companies

Unless it is necessary for the Borrower to establish project company for development of new real estate projects, without written consent of the Entrusted Lenders, the Borrower will not directly or indirectly establish any other subsidiary companies, directly or indirectly purchase affiliated companies, or directly or indirectly invest in other companies or projects;

11.	Opening Bank Accounts

Without written consent of the Entrusted Lenders, the Borrower will not independently or jointly with other institutions open bank accounts in relation to Project Baqiao A and B;

The bank account that has been opened by the Borrower for Project Baqiao A and B are the following:

Bank Account Name: (to be determined)

12.	Provisions for Violation of the Supervision Agreement

Without written consent of the Entrusted Lenders, the Borrower will fully perform its obligations pursuant to the Supervision Agreement. No violations of the Supervision Agreement will occur;

13.
Without written consent of the Entrusted Lenders, the Borrower will not engage in any actions that the Entrusted Lenders reasonably believe that will have material impact on the Borrower’s ability to repay the Entrusted Loan.

Article 16：Breach of the Agreement

1.
After the Agreement becomes effective, both parties to the Agreement shall fully perform the obligations under the Agreement, the Entrusted Loan Agreement and other Related Loan Documents. Any party failing to perform the contractual obligations shall be responsible for the breach and compensate the loss suffering by the non-breaching party.

2.	The Borrower will be breach the Agreement if any of the following occurs:

a)	No Payment when due

Pursuant to the Agreement, the Entrusted Loan Agreement and other Related Loan Documents, the Borrower has not repaid the payable amount, including, and without limitation, repayment of the principal, interests and other expenditures of the Entrusted Loan, and the delay is more than for ten (10) working days;

b)	Violation of Liability, Promise and Obligation

Except for force majeure or the delay or relief that has been agreed upon by the Borrower and the Entrusted Lenders due to changes of market environment, the Borrower fails to complete the project targets under Article 14(5) for two consecutive months; or the Borrower fails to perform the liabilities, representations, guarantees, promises and obligations under the Agreement, the Entrusted Loan Agreement and other Related Loan Documents;

c)	Violation of Representations, Statements and Guarantees

Any representations, statements, guarantees made by the Borrower in the Agreement, the Entrusted Loan Agreement and other Related Loan Documents are false or misleading; or the Borrower makes any notice, authorization, approval, consent, registration or other documents when the Borrower knows that they are false or misleading; or the Borrower knows that the above representations, statements or guarantees have been proved to be invalid, or revoked or not binding anymore;

d)	Loss of Ability to Repay

The financial situation is the Borrower is materially deteriorating; or the Borrower has no ability or admits that it has not ability to repay the Loan; or the Borrower has stopped or suspended paying all or part of the debts due; or the Borrower has started the negotiation or taken other steps for the purpose of re-organizing, or re-arranging or extending the repayment term of all or part of its debts, or for purpose of joint allocation, arrangement and settlement for the benefit of its creditors;

e)	Substantial Business Change and Assets Disposal

The Borrower stops or may stop any substantial part of its business; the Borrower substantially changes or may substantially change the nature or scope of it business; or the Borrower substantially disposes or may substantially dispose all or part of its business or assets; or the Borrower amends its Articles of Association without notifying the Entrusted Lenders, including amendments to the business scope, the registered capital of the Borrower or substantial amendments to other important contents of the Articles of Association;

f)	Material Litigation

The Borrower, or its controlling shareholder, or the actual controller, or the affiliated companies are involved in material litigation and/or arbitration; or the substantial assets of the Borrower are detained, attached, freezed, or enforced or under other procedures to the same effect; or the legal representative, director, supervisor, or other senior management of the Borrower are involved in litigation, arbitration or other procedures that entails the Entrusted Lenders to reasonably believe that the said litigation, arbitration, or other procedures will or may have an adversely material impact on the ability of the Borrower to perform the Agreement, the Entrusted Loan Agreement and other Related Loan Documents;

g)	Liquidation or Bankruptcy

The Borrower is in the process of suspension of business, liquidation, reorganization, dismissing, bankruptcy (except the reorganization in which the liability would be repaid with the consent of the lender), being taken over or entrusted, revocation or cancelation of its business license; or any of such proceedings have commenced, or such administrative orders have been made, or such valid resolutions have been passed; or the liquidator, bankruptcy administrator, receiver, trustee or any other similar personnel have been designated or appointed to the business or asset, in part or in whole, of the lender or its controlling shareholders or its actual controller or its affiliates.

h)	Violation of the Laws

As a result of the fault or negligence of the Borrower, this Agreement, the Entrusted Loan Agreement and relevant loan agreement, in part or in whole, lose its legal validity, or are revoked or become null and void or unenforceable due to any other causes(including the statutory requirements); or the performance of the obligation under this Agreement, the Entrusted Loan Agreement and Related Loan Documents by the Borrower, becomes impossible or illegal; or the exercise any or all of the rights, powers and remedies of this Agreement, the Entrusted Loan Agreement and Related Loan Documents becomes impossible or illegal;

i)	Coercive Measures

The pledge or collateral provided by the Borrower or its controlling shareholders or actual controller or its affiliates, have been placed with coercive measures by state judicial authorities or other competent authorities; or the Borrower or its controlling shareholders or actual controller or its affiliates have not provided the completed formalities or authentic materials with respect to such pledge or collateral in compliance with the requirements of the Entrusted Lenders; or the Borrower or its controlling shareholders or actual controller or its affiliates conceal the status of the pledge or collateral that joint ownership, disputes, detrain, seizure, custodian exists or such pledge or collateral has been pledged or collaterized, which incurs damages to the Entrusted Lenders.

j)	Depreciation of the guaranteed property

Without the written consent of the Entrusted Lenders, the Borrower or its controlling shareholder or its actual controller or its affiliates dispose the guaranteed property such as the pledge, collateral, etc. by the means of granting, exchanging, sale, issuing orders or any other methods; or in the event of the guaranteed property such as the pledge, collateral, etc. suffers depreciation, losses, material damage, with insurance or not, the Entrusted Lenders reasonably believes that such event has materially impaired the ability of the Borrower pertaining to the performance of the Entrusted Loan Agreement and Related Loan Documents.

3.	Acceleration of Maturity

Any of the breaching events under Clause 2 of this article occurs, it shall be deemed as violating the Entrusted Loan Agreement and/or endangering the security of the loan, and regardless of the continuance of breaching events, the Entrusted Lenders may, in written notice, inform the Borrower to:

a)	declare cancel all the Entrusted Loan; or

b)	declare the immediate maturity of the Entrusted Loan and the guaranteed liability without any other legal measures regarding it.

Upon the issuance of such notice, the Borrower shall repay all the Entrusted Loan and the guaranteed liability promptly, or repay in accordance with the period and amount required by the Entrusted Lenders or the Lending Bank.

Provided that, with respect to the events stipulated in the articles 2(a), (b), (c), (e), (f), (h), (i), and (j) of this article, the Entrusted Lenders shall issue a written notice requiring the Borrower to rectify and reform with a grace period of fifteen (15) business days; if within such grace period, the Borrower has not provided the rectification and reformation that satisfies the Entrusted Lenders, the Entrusted Lenders may adopt the stipulations under this article.

4.	Overdue redemption

In the event that the Borrower does not repay the Loan in accordance with the period and amount required by the Entrusted Lenders or the Lending Bank according to the Clause 3 of this article, the Entrusted Lenders may elect to require the Borrower pay the overdue interest subject to the Clause 5 of the Article 6 hereof or require the Borrower to pay the default compensation according to the Clause 5 of this article.

5.	Default Compensation

If any of the breaching events stipulated in Clause 2 of this article occurs, the Entrusted Lenders will be entitled to require the Borrower to pay the penalty amounting to 10% of the total sum of the Entrusted Loan.  In the event that such penalty cannot make up the damage suffered by the Entrusted Lenders, the Borrower shall compensate any and all of the damage (whether the direct damage or indirect damage) suffered by the Entrusted Lenders, including but not limited to, the economic damage regarding the related financing, the capital cost damage, the relevant financial cost, interest and other cost expenses (including the damages and expenses arising from the reallocating the fund or maintaining the capital cost by the Borrower), and any expenditure, damage, expense (including legal fees) and liability of the Entrusted Lenders incurred by the breach of the Borrower.

Article 17:  Assignment

1.	Borrower

Without the written consent of the Entrusted Lenders, the Borrower may not assign or transfer any of the rights and obligations under this Agreement, the Entrusted Loan Agreement and Related Loan Documents.

2.	Entrusted Lenders

The Entrusted Lenders may, at any time, in part or in whole, assign its rights, interests or obligations under this Agreement, the Entrusted Loan Agreement and Related Loan Documents, to a third party without the consent of the Borrower, and such assignee shall be deemed as the signing party to this Agreement, the Entrusted Loan Agreement and Related Loan Documents and shall enjoy and assume the same rights and obligations. The Entrusted Lenders shall inform the Borrower in written notice of the event that it has assigned its liability, in part or in whole, under this Agreement, the Entrusted Loan Agreement and relevant loan agreement, to a third party.  As of the date of notice, the Borrower may be relieved from the part of or whole liability that assigned by the Entrusted Lenders, and only fulfill the relevant contractual obligation to the assignee.  The Entrusted Lenders may, at any moment, agree that a third party participate in or join this Agreement, the Entrusted Loan Agreement and Related Loan Documents, share its rights or obligations under this Agreement, the Entrusted Loan Agreement and Related Loan Documents.

3.
The Entrusted Lenders may, without violating the laws and this Side Agreement, disclose relevant information including the financial status, the business and asset status, the status of this Entrusted Loan and the guaranteed property, etc., to the individual or company that might become the assignee or participant or intend to make relevant agreement arrangement with the Entrusted Lenders, or any governmental departments or supervisory authorities, regardless of whether such information has been provided in compliance with the provisions of this Agreement, the Entrusted Loan Agreement and Related Loan Documents.  Provided that the Entrusted Lenders shall disclose the abovementioned information in accordance with the principles of confidentiality and prudence.

Article 18:  Expenses

Unless the Entrusted Lenders terminates the agreement without reasonable causes or negotiates maliciously, despite whether the Entrusted Lenders have furnished the Entrusted Loan or not, the Borrower agrees to pay the following fees:

1.
The Borrower agrees to pay the Entrusted Lenders the appraisal fee, audit fee, lawyer fee and other fees and expenditures arising from the execution of this Agreement, the Entrusted Loan Agreement and Related Loan Documents. The total amount of such fees shall not exceed RMB four hundred thousand thousand Yuan (RMB ￥400,000.00), and the actual paid amount by the Entrusted Lenders shall prevail.

2.
All the costs and expenditures that the Entrusted Lenders have paid to consummate, process, protect, perform and fulfill the right, collateral or guarantee under this Agreement, the Entrusted Loan Agreement and Related Loan Documents (including but not limited to the notarial fee, taxation fee, bank fee, insurance fee, lawyer fee, travelling expenses).

3.
The taxation fees including stamp duty, registration fee, etc., that need to be paid by the Entrusted Lenders for the execution, registration, and performance of this Agreement, the Entrusted Loan Agreement and other Related Loan Documents or for the modification of the Entrusted Loan Agreement and Related Loan Documents.

4.
Other than the aforementioned fees, the Borrower shall pay the expenses that shall be paid by the Borrower in compliance with the Entrusted Loan Agreement, arising from the execution and performance of this Agreement.

The aggregation of the above fees shall be no more than RMB two (2) million Yuan (RMB￥2,000,000.00). The above fees paid by the Borrower shall be subject to the actual incurred amount.

Article 19:  Deduction and Offset

1.
The Borrower authorizes the Entrusted Lenders and the Lending Bank to deduct or set aside any funds from the bank account of whichever currency, with the Borrower as the beneficiary, in the head office, branches and offices of the branches of the Lending Bank, regardless of whether it is the current account, deposit account, general account, dedicated account, joint account or independent account, whether it has matured or not, and whether a notice is needed or not, to offset, in part or in whole, the unpaid due liability that shall reside with the Borrower according to this Agreement, the Entrusted Loan Agreement and Related Loan Documents. The Entrusted Lenders or the Lending Bank shall issue a written notice regarding the aforementioned deduction to the Borrower after such deduction.

2.
Except stipulated otherwise by the state competent authorities. The redemption order of the deducted fund shall pay the due unpaid expenses of the Borrower initially, and then satisfy the due unpaid interest, and in the last place repay the due unpaid principal.

If the currency of deducted fund is not consistent with the currency needing to be cleared, the Entrusted Lenders shall be entitled to settle or purchase the exchange at the market exchange rate at that moment. The exchange rate risk shall be assumed by the Borrower.

Article 20:  Determination and Proof of Material Events

1.	Determination of Material Events

The Entrusted Lenders have the authority to determine whether any certain matter or event may constitute a material event or substantial event under this Agreement, the Entrusted Loan Agreement and Related Loan Documents.

2.	Proof

The Borrower agrees, that the accounting document and certification that records the due payable principal, interest and other payable items of the Borrower, issued by the Lending Bank in accordance to the Entrusted Loan Agreement and Related Loan Documents, as well as its business code shall constitute proof of the amounts due.

Article 21:  Force Majeure

1.
If any party, cannot perform, in part or in whole, the obligations under this Agreement, the Entrusted Loan Agreement and Related Loan Documents as a result of the force majeure and without any its own fault, such non-performance shall not be deemed as a breach. Provided that such party shall adopt every necessary remedial measure as allowed by the condition of the moment, to mitigate the damage caused by the force majeure.

2.
The party in the force majeure, shall inform the other party about the status of the event in written notice in a timely manner, and shall within ten (10) business days of the event, submit a written report stating the reasons that such party cannot perform or cannot fully perform the obligations under this Agreement, the Entrusted Loan Agreement and Related Loan Documents and needs to delay the performance.

3.	The force majeure means the events or acts of god that are unforeseeable, unavoidable and insurmountable by any party, including but not limited to the following:

a)	Declared or undeclared war, state of war, blockade, embargo, governmental statutes or general mobilization, which directly affects the Entrusted Loan hereunder;

b)	Domestic riot that directly affects the Entrusted Loan hereunder;

c)	Fire, flood, typhoon, hurricane, tsunami, landslide, earthquake, explosion, plague or epidemic and other events arising from the natural factors that directly affects the Entrusted Loan hereunder.

Article 22:  Notice and Delivery

1.	Address

Unless stipulated otherwise hereunder, the parties shall issue or submit every notice, requirement or correspondence in relation to this Agreement, the Entrusted Loan Agreement and Related Loan Documents in writing, and deliver by hand, or sent by post with postage prepaid, facsimile or email addressing the following address or facsimile number or email address (or the alternative address, facsimile number, email address provided by the receiver three (3) months in advance).

Sent to the Borrower:
Institution Name: Xian Xinxing Real Estate Development Co., Ltd.
Address: No.6, Youyi Road, Xian
Receiver: Mr. Cangsang Huang
Facsimile No.: 029-82582640
Email Address: chuang@chldinc.com

Sent to the Entrusted Lenders:
Institution Name: Lending BankTianjin Qiaobo Xin Dao Equity Investment Fund Partnership (Limited Liability Partnership)
Address: Room 2701, Floor 27, One International Financial Centre, No.1, Harbour View Street, Central, Hong Kong.
Receiver: Zhenguo Zhuang
Facsimile No: 852 2525 8003
Email Address: cdai@cubecap.com, tchen@cubecap.com, zzhuang@cubecap.com

2.	Delivery

The parties agrees that it shall be deemed as having been served on the following date as long as it is delivered to the above address: where it is correspondence, the date shall be the seventh business day as of the dispatch of the registered mail addressing to the principal business address ( legal person or its branches, other economic organizations) or domicile address (individual); where it is delivered by hand, the date shall be the date on which the receiver signs the receipt; where it is given by facsimile or email, the date shall be date of transmission.

If The Borrower sends material notice or requirement to the Entrusted Lenders by facsimile or email, the Borrower shall serve the original copy (with official stamp) by personal delivery or by post to the Entrusted Lenders thereafter to confirm.

The Borrower agrees that the summons and notice with respect to any action against the Borrower brought up by the Entrusted Lenders, shall be deemed as having been served once such summons and notice have been sent to the principal business address/or domicile address set out in Clause 1 of this Article or the execution page hereof. The Borrower agrees that the alteration of abovementioned address may not bind on the Entrusted Lenders unless it informs the Entrusted Lenders such alteration in writing in prior.

Article 23:  Severability

1.	Severability

In the event that several of the provisions of this Agreement are found to be invalid, illegal or revoked by the competent People’s court, such provisions shall be eliminated from this Agreement immediately. Such elimination of the provisions shall not affect in any aspect the validity and legality of the other provisions hereof, and shall not compromise the legal effect of the other provisions hereof.

2.	Waiver

The manner of exercising any of its rights under this Agreement, the Entrusted Loan Agreement and Related Loan Documents by the Entrusted Lenders shall not constitute or be deemed as a waiver of such rights. Exercising its rights during a certain period or partially exercising its rights by the Entrusted Lenders shall not affect or hinder its exercise of other rights afterwards. The Entrusted Lenders may exercise their rights simultaneously or respectively.

Article 24:  Confidentiality

1.	The parties hereto shall maintain the confidentiality of the information obtained from the execution and performance of this Agreement, in relation to the following:

a)	articles hereof;

b)	negotiations regarding this Agreement;

c)	subject matter of this Agreement;

d)	trade secret of each party;

e)	any and all of the other matters related to this transaction, this Agreement, the Entrusted Loan Agreement and Related Loan Documents.

2.	The parties hereto may disclose the information under Clause 1 of this article under the following circumstances:

a)	requirements of the law;

b)	requirements of the competent governmental authorities or supervisory organizations;

c)	disclosure to the lawyers and professional consultants of each party;

d)	entrance of such information in the public domain that may not be attributed to the fault of the parties.

e)	written consent granted by the parties hereto.

3.	This article will survive the termination of this Agreement, and shall not have any time limit.

Article 25:  Applicable Laws and Dispute Resolution

1.	Applicable Law

The rights and obligations of the parties to this Agreement, the Entrusted Loan Agreement and Related Loan Documents shall be governed by and construed in accordance to the PRC laws.

2.	Dispute Resolution

Any dispute with respect to this Agreement, the Entrusted Loan Agreement and Related Loan Documents shall be resolved by negotiation in good faith by the Borrower and the Entrusted Lenders; if the negotiation fails, any party may submit such dispute to the court to resolve it by means of litigation. The parties agree that the competent court shall be identical to the competent court stipulated by the Entrusted Loan Agreement. During the dispute, except the matters under dispute, the parties shall continue to perform the provisions that do not involve in the dispute.

Article 26:  Effectiveness, Amendment and Termination

1.
This Agreement shall be established upon affixation of the official stamp of the Entrusted Lenders and the Borrower, as well as signature or seal of the legal representative or principal or authorized signatory, and become effective upon the completion of the statutory enforcement notarization, and terminate upon the full redemption of the guaranteed Entrusted Loan under this Agreement, the Entrusted Loan Agreement and Related Loan Documents.

2.
Upon the effectiveness of this Agreement, either party shall not arbitrarily amend or terminate this Agreement in advance. If the Agreement needs to be amended or terminated, such amendment or termination shall be made upon the mutual consent of the parties hereto and the written agreement entered by the parties.

3.
The Entrusted Loan Agreement and relevant loan document shall be an integral part of this Agreement. In case there are any conflicts between such documents and this Agreement, this Agreement shall prevail.

4.	This Agreement has been executed by and between the following parties on the 31st day of January, 2011.

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This Agreement is executed by and between the Entrusted Lenders and the Borrower on the 31st of January, 2011. The Borrower hereby confirms that, on the execution of this Agreement, the parties have explained and discussed any and all of the provisions hereunder detailedly, and holds no doubts or concerns regarding any and all of the provisions hereunder, and have an accurate and precise understanding of the legal meanings of the liability restrictions or exemption articles regarding the rights and obligations of the parties.

Entrusted Lenders
Tianjin Qiaobo Xindao Equity Investment Fund Partnership (Limited Partnership)
Tianjin Qiaobo Xinde Equity Investment Fund Partnership (Limited Partnership)
Tianjin Qiaobo Xinren Equity Investment Fund Partnership (Limited Partnership)
Tianjin Qiaobo Xinyi Equity Investment Fund Partnership (Limited Partnership)
（Official Stamp）

Borrower Xi’an Xinxing Real Estate Development Co., Ltd. （Official Stamp）
Legal Representative or Authorized Signatory (signature or seal) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Signatory	Legal Representative or Authorized Signatory （signature or seal）： By: /s/ Pingji Lu Name: Pingji Lu Title: Authorized Signatory

Appendix: Collateral Real Estate Ownership Certificate Number List

1	1150110020-7-1-40102
2	1150110020-7-1-40103
3	1150110020-7-1-40104
4	1150110020-7-8-20101
5	1150110020-7-8-20102
6	1150110020-7-8-20103
7	1150110020-7-8-20104
8	1150110020-7-8-20201
9	1150110020-7-14-20101
10	1150110020-7-14-20102
11	1150110020-7-14-20103
12	1150110020-7-14-20104
13	1150110020-7-20-20101
14	1150110020-7-20-20102
15	1150110020-7-20-20103
16	1150110020-7-20-20104
17	1150110020-7-20-20105
18	1150110020-7-20-20202
19	1150110020-7-26-10101
20	1150110020-7-26-10103
21	1150110020-7-26-10104
22	1150110020-7-26-10105
23	1150110020-7-26-10106
24	1150110020-7-26-10107
25	1150110020-7-26-10108
26	1150110020-7-26-10109
27	1150110020-7-27-10101
28	1150110020-7-27-10104
29	1150110020-7-27-10105
30	1150110020-7-27-10106
31	1150110020-7-27-10107
32	1150110020-7-27-10205
33	1150110020-7-28-10101
34	1150110020-7-28-10102
35	1150110020-7-28-10103
36	1150110020-7-28-10104
37	1150110020-7-28-10105
38	1150110020-7-28-10106
39	1150110020-7-28-10107
40	1150110020-7-28-10108